Exhibit 99.2

Cellular Biomedicine Group Appoints Former MedImmune/AstraZeneca Senior Director, Yihong Yao, Ph.D., B.S., as Chief Scientific Officer

SHANGHAI, China and PALO ALTO, Calif., Aug. 11, 2015 (GLOBE NEWSWIRE) -- Cellular Biomedicine Group Inc. (CBMG) ("CBMG" or the "Company"), a biomedicine firm engaged in the development of effective stem cell therapies for degenerative diseases and immunotherapies for cancer, today announced the appointment of Yihong Yao, Ph.D., B.S. as Chief Scientific Officer. In this new position, Dr. Yao will spearhead the Company's overall scientific research programs in the areas of Immuno-Oncology and inflammatory/autoimmune diseases and will be responsible for strengthening the Company's Immuno-Oncology platforms and clinical trial design and bioinformatics.

"We are very pleased to welcome Dr. Yao and are confident that his extensive experience in translational science and companion diagnostics development at MedImmune/AstraZeneca and Abbott will continue to expand and enhance our best-in-class R&D enterprise. During his tenure at MedImmune/AstraZeneca, he successfully built a dynamic, interactive pharmacogenomics team that focused on patient disease segmentation, clinical biomarkers and especially companion diagnostics development for clinical assets in both the Immuno-Oncology and inflammatory/autoimmune fields," said Dr. William (Wei) Cao, Chief Executive Officer for the Company. "Dr. Yao brings to the Company's management team extensive working knowledge in translational medicine strategies as well as a scientific background that will support our research in both inflammatory/autoimmune and especially in the Immuno-Oncology fields. His experience in clinical trial design and clinical bioinformatics will be a great asset as we prepare to advance clinical trials for the Company's CD40LGVAX vaccine combination therapy for non-small cell lung cancer (NSCLC) and CAR-T assets in hematological and solid tumors."

"I am very impressed and excited by CBMG's product pipeline, innovative cellular medicine platforms, and state-of-the-art facilities. I feel honored to have the opportunity to work with CBMG's talented scientific research team to fulfill our mission to find new ways to develop and deliver innovative therapies for unmet medical needs in China, where 3.5 million new cancer patients are diagnosed each year. Together with the rest of the leadership team and all the employees of the Company, I am confident CBMG will make a social and economic impact towards deadly cancerous diseases as well as debilitating degenerative diseases," said Dr. Yao.

About Dr. Yihong Yao

Dr. Yao brings nearly twenty years of experience in the life sciences industry and academia with strong expertise in clinical biomarker discovery and development, strategy and personalized medicine.

Dr. Yao received his B.S. degree in Biochemistry from the Department of Biochemistry, Fu Dan University, Shanghai, China, a Master's Degree in bioinformatics from Boston University and his Ph.D. in Molecular Biology & Biochemistry from the Department of Biochemistry, University of Kansas, Lawrence, Kansas, USA. He completed his Postdoctoral Fellowship at Johns Hopkins University, School of Medicine, Baltimore, Maryland, USA. In addition to his strong academic background, he has over fifteen years of professional experience with pharmaceutical and biotechnology companies including MedImmune biologics research and development arm of AstraZeneca, and Abbott Bioresearch Center.

Dr. Yao is the co-inventor of twenty-six filed patents relating to tumor classification, degenerative muscle disease and autoimmune disease diagnostics and treatment. He has published over sixty papers in translational science peer-reviewed journals and has authored or co-authored two books on the subjects of inflammatory and autoimmune diseases and genomic biomarkers.

Dr. Yao is a frequently invited speaker and panelist for many international conferences on biomarkers, personalized medicine, miRNA, rheumatology and oncology.

About Cellular Biomedicine Group

Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative and cancerous diseases. Our developmental Stem Cell and Immuno-Oncology projects are the result of research and development by scientists and doctors from China and the United States. Our flagship GMP facility in China, consisting of six independent cell production lines, is designed, certified and managed according to U.S. standards. To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contact:

Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566-5064
sarah.kelly@cellbiomedgroup.com
Vivian Chen
Managing Director Investor Relations, Grayling
+1 347 481-3711
vivian.chen@grayling.com